Exhibit 99.1

For further information contact:

Investor Relations:

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

ServiceMaster Global Holdings, Inc. Reports

Third-Quarter 2017 Financial Results

Third-Quarter 2017 Results

•	Revenue increased 5% to $797 million with 12% growth at American Home Shield
•	Net income of $80 million, or $0.59 per share, versus $70 million, or $0.51 per share, a year ago
•	Adjusted EBITDA(1) increased 4% to $200 million from $192 million a year ago
•	Adjusted net income(2) of $99 million, or $0.73 per share, versus $81 million, or $0.59 per share, a year ago
•	Continued strong cash flow conversion

Full-Year 2017 Outlook

•	Revenue guidance maintained between $2,900 million and $2,920 million
•	Reflecting impact of hurricanes and on-going transformational initiatives at Terminix, Adjusted EBITDA now expected between $670 million and $675 million

MEMPHIS, TENN. — October 31, 2017  —ServiceMaster Global Holdings, Inc.  (NYSE: SERV), a leading provider of essential residential and commercial services, today announced unaudited third-quarter 2017 results. The company reported a year-over-year revenue increase of 5 percent driven primarily by organic growth at American Home Shield (“AHS”), as well as the impact of acquiring Landmark Home Warranty (“Landmark”) in November 2016 and 7 percent growth at the Franchise Services Group.

Third-quarter 2017 net income was  $80 million, or $0.59 per share, versus $70 million, or $0.51 per share, in the same period in 2016.

Third-quarter 2017 Adjusted EBITDA was  $200 million, a year-over-year increase of $8 million, or  4 percent.

Third-quarter 2017  adjusted net income was $99 million, or $0.73 per share, versus $81 million, or $0.59 per share, for the same period in 2016.

“During the quarter, we achieved continued strong growth at American Home Shield and the Franchise Services Group, while making progress on our transformational initiatives at Terminix,” said ServiceMaster chief executive officer Nik Varty. “At Terminix, third-quarter revenue was $395 million, comparable to prior year. However, excluding the temporary impact of the hurricanes and the attrition of Alterra customers, Terminix revenue increased 2 percent over prior year.  We are continuing to focus on improving customer retention by significantly upgrading the customer experience. We are strengthening our leadership team and driving accountability throughout the organization so that we can consistently deliver on our commitments.”

“We are on track with our previously announced plans to spin off American Home Shield in the third quarter of 2018,” Varty added. “The spin-off will allow Terminix to fully focus on its transformational activities, while allowing AHS to pursue its high-growth opportunities.”

Consolidated Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
$ millions	2017	2016	B/(W)		2017	2016	B/(W)
Revenue	$797	$758	$39		$2,246	$2,113	$133
YoY growth		—	5.1%		—	—	6.3%
Gross Margin	377	358	19		1,066	1,009	56
% of revenue	47.4%	47.2%	0.1	pts	47.5%	47.8%	(0.3)	pts
SG&A	(199)	(185)	(14)		(592)	(546)	(46)
% of revenue	25.0%	24.5%	(0.5)	pts	26.3%	25.8%	(0.5)	pts
Income from Continuing Operations before Income Taxes	114	116	(2)		313	200	113
% of revenue	14.3%	15.3%	(1.0)	pts	13.9%	9.5%	4.4	pts
Net Income	80	70	11		204	124	80
% of revenue	10.1%	9.2%	0.9	pts	9.1%	5.9%	3.2	pts
Adjusted Net Income(2)	99	81	18		238	221	17
% of revenue	12.5%	10.7%	1.7	pts	10.6%	10.5%	0.1	pts
Adjusted EBITDA(1)	200	192	8		543	523	21
% of revenue	25.1%	25.4%	(0.3)	pts	24.2%	24.7%	(0.6)	pts
Net Cash Provided from Operating Activities from Continuing Operations	81	(29)	110		340	215	126
Free Cash Flow(3)	67	(43)	110		293	170	123

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended September 30,					Nine Months Ended September 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2017	B/(W) vs. PY	2017	B/(W) vs. PY		2017	B/(W) vs. PY	2017	B/(W) vs. PY
Terminix	$395	$(1)	$82	$(10)		$1,188	$14	$269	$(30)
YoY growth / % of revenue		(0.3)%	20.9%	(2.4)	pts		1.2%	22.6%	(2.8)	pts
American Home Shield	346	37	96	17		899	113	209	40
YoY growth / % of revenue		12.0%	27.8%	2.1	pts		14.4%	23.3%	1.7	pts
Franchise Services Group	55	4	22	1		157	7	65	7
YoY growth / % of revenue		7.5%	38.9%	(1.3)	pts		4.3%	41.2%	2.9	pts
Corporate(4)	—	(1)	—	—		1	(1)	—	4
Total	$797	$39	$200	$8		$2,246	$133	$543	$21
YoY growth / % of revenue		5.1%	25.1%	(0.3)	pts		6.3%	24.2%	(0.6)	pts

Reconciliations of net income to adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported a slight year-over-year revenue decrease in the third quarter of 2017 as increases in core termite control, termite renewals, wildlife exclusion, insulation and mosquito sales were offset by a decline in core pest control revenue which included the expected decline in revenue associated with the prior acquisition of Alterra Pest Control. Hurricanes Harvey and Irma also negatively impacted third quarter revenue by $4 million as the result of 53 branches, primarily in Texas and Florida, being temporarily closed for a period of time in August and September. Adjusting for these temporary branch closures and the impact of Alterra customer attrition, revenue would have grown 2 percent in the third quarter. Adjusted EBITDA decreased 11 percent, or $10 million, versus prior year, primarily reflecting a $3 million impact due to the revenue loss from hurricanes Harvey and Irma, a $3 million increase in termite damage claims, a $2 million increase in insurance costs, a $2 million increase in sales and marketing costs and a $1 million increase in production labor costs associated with the company’s effort to improve safety, customer service and retention, offset, in part, by a $1 million increase in revenue conversion.

American Home Shield

American Home Shield reported a 12 percent year-over-year revenue increase in the third quarter of 2017 driven by an increase in new unit sales, improved price realization and the impact of the Landmark acquisition. AHS’s organic revenue growth was 8 percent in the third quarter versus prior year. For the quarter, Adjusted EBITDA increased 21 percent, or $17 million, versus prior year, primarily reflecting a $14 million increase from the conversion of higher organic revenue, $4 million associated with the Landmark acquisition, a $3 million contribution from lower claims costs and a $2 million decrease in other costs, offset, in part, by a $4 million increase in sales and marketing costs and a $2 million increase in call center costs. The increase in sales and marketing costs were driven by the timing of marketing spending and the increase in call center service costs was driven by an investment to improve customer service levels.

Franchise Services Group

The Franchise Services Group reported a 7 percent year-over-year revenue increase in the third quarter of 2017 driven by higher janitorial national accounts revenue and product sales, offset, in part, by a decrease in revenue from Merry Maids branches.  The favorable impact from disaster restoration fees associated with hurricanes Harvey and Irma in the third quarter was in line with the favorable fee impact from the Alberta, Canada fire cleanup and other significant weather events that occurred during the same period in 2016. Adjusted EBITDA increased 4 percent, or $1 million, versus prior year, primarily reflecting higher revenue conversion.

Cash Flow

For the nine months ended September 30, 2017, net cash provided from operating activities from continuing operations increased to $340 million from  $215 million for the nine months ended September 30, 2016. Net cash provided from operating activities in 2016 included $90 million in payments related to fumigation matters.

Net cash used for investing activities from continuing operations was $48 million for the nine months ended September 30, 2017 compared to $90 million for the nine months ended September 30, 2016.

Net cash used for financing activities from continuing operations was $136 million for the nine months ended September 30, 2017 compared to $97 million for the nine months ended September 30, 2016. In the nine months ended September 30, 2017, we used $85 million to purchase 2.2 million shares of company stock compared to $52 million to purchase 1.4 million shares of company stock in the 2016 period. Additionally, we used $31 million for the nine months ended September 30, 2017 to purchase a portion of our 7.25% notes maturing in 2038.

Free cash flow(3) was $293 million for the nine months ended September 30, 2017 compared to $170 million for the nine months ended September 30, 2016.

Full-Year 2017 Outlook

The company maintains its previous full-year 2017 revenue guidance in the range of $2,900 million to $2,920 million,  reflecting anticipated growth, primarily at American Home Shield, and resulting in an anticipated revenue increase of 6 percent compared to 2016. Full-year 2017 Adjusted EBITDA is now anticipated to range from $670 million to $675 million,  or from flat to an increase of 1 percent compared to 2016.  The revision reflects the impact of hurricanes and on-going business transformation initiatives at Terminix. Our 2017 outlook excludes the impact of potential acquisitions.

A reconciliation of the forward-looking 2017 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Other Matters

American Home Shield Spin-off

On July 26, 2017, the company announced that it intends to separate its AHS business from the company’s Terminix and Franchise Services Group businesses by means of a spin-off of the AHS business to company shareholders, resulting in two publicly traded companies. The spin-off would create two independent companies each with an enhanced strategic focus, simplified operating structure, distinct investment identity and strong financial profile. The transaction is expected to be completed in the third quarter of 2018, subject to satisfaction of customary conditions, including the effectiveness of a Registration Statement on Form 10 to be filed with the SEC, receipt of a favorable ruling from the IRS concerning certain tax matters and final approval by the company’s board of directors, and it is intended to qualify as a tax-free distribution to the company’s shareholders for U.S. federal income tax purposes.

Fumigation-Related Matters

As previously disclosed, on January 20, 2017, the company entered into a plea agreement in connection with the investigation initiated by the United States Department of Justice (“DOJ”) related to the U.S. Virgin Islands matter. Under the terms of the plea agreement we have agreed to pay fines, community service and government costs totaling up to $10 million. On March 23, 2017, we pled guilty to four misdemeanor charges. The sentencing hearing previously scheduled for September 21, 2017 has been rescheduled for November 20, 2017, due to hurricane activity in the Caribbean. The plea agreement is non-binding on the court. It is possible that the court could use its discretion to impose fines or other terms different than those in the plea agreement. If the plea agreement is approved by the court, it will resolve the federal criminal consequences associated with the DOJ investigation.

Share Repurchase Program

On February 23, 2016, the company’s board of directors authorized a three-year share repurchase program, under which the company may purchase up to $300 million of outstanding shares of common stock. No shares were repurchased during the third-quarter 2017.

As of September 30, 2017, we have repurchased 3.9 million outstanding shares at an aggregate cost of $145 million under this program.

Third-Quarter 2017 Earnings Conference Call

The company will discuss its third-quarter 2017 financial and operating results during a conference call at 8 a.m. central time (9 a.m. eastern time) today,  October 31, 2017. To participate on the conference call, interested parties should call 800.671.7958 (or international participants, 303.223.4372. Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page. The call will be available for replay until November 30, 2017. To access the replay of this call, please call 800.633.8284 and enter reservation number 21860626 (international participants: 402.977.9140, reservation number 21860626). You may also review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2017 revenue and Adjusted EBITDA outlook, as well as statements with respect to the potential separation of AHS from ServiceMaster and the distribution of AHS shares to ServiceMaster shareholders, and approval of the U.S. Virgin Islands plea agreement. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: uncertainties as to the timing of the spin-off or whether it will be completed at all, the results and impact of the announcement of the proposed spin-off, the failure to satisfy any conditions to complete the spin-off, the expected tax treatment of the spin-off, the increased demands on management to prepare for and accomplish the spin-off, the incurrence of significant transaction costs, the impact of the spin-off on the businesses of ServiceMaster and AHS, and the failure to achieve anticipated benefits of the spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income,  net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating and liquidity performance comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_________________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; gain on sale of Merry Maids branches; non-cash impairment of software and other related costs; income from discontinued operations, net of income taxes; provision for income taxes;  loss on extinguishment of debt and interest expense. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; gain on sale of Merry Maids branches; impairment of software and other related costs; income from discontinued operations, net of income taxes; loss on extinguishment of debt and the tax impact of the aforementioned adjustments. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(3)Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4)Corporate includes The ServiceMaster Acceptance Company Limited Partnership (SMAC) and the unallocated expenses of our headquarters function.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$797	$758	$2,246	$2,113
Cost of services rendered and products sold	419	400	1,180	1,104
Selling and administrative expenses	199	185	592	546
Amortization expense	7	8	20	24
401(k) Plan corrective contribution	(4)	—	(3)	1
Fumigation related matters	—	1	2	92
Insurance reserve adjustment	—	—	—	23
Impairment of software and other related costs	—	—	2	1
Restructuring charges	21	8	24	13
Gain on sale of Merry Maids branches	—	—	—	(2)
Interest expense	38	39	113	115
Interest and net investment income	(1)	(1)	(3)	(5)
Loss on extinguishment of debt	3	—	6	—
Income from Continuing Operations before Income Taxes	114	116	313	200
Provision for income taxes	34	46	109	76
Income from Continuing Operations	80	70	204	124
Income from discontinued operations, net of income taxes	—	—	1	—
Net Income	$80	$70	$204	$124
Total Comprehensive Income	$83	$71	$208	$126
Weighted-average common shares outstanding - Basic	134.3	135.1	134.2	135.4
Weighted-average common shares outstanding - Diluted	135.2	137.1	135.4	137.5
Basic Earnings Per Share:
Income from Continuing Operations	$0.60	$0.52	$1.52	$0.92
Net Income	0.60	0.52	1.52	0.91
Diluted Earnings Per Share:
Income from Continuing Operations	$0.59	$0.51	$1.50	$0.90
Net Income	0.59	0.51	1.51	0.90

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	September 30,	December 31,
	2017	2016
Assets:
Current Assets:
Cash and cash equivalents	$456	$291
Marketable securities	14	25
Receivables, less allowances of $23 and $22, respectively	619	536
Inventories	42	43
Prepaid expenses and other assets	88	70
Deferred customer acquisition costs	40	34
Total Current Assets	1,259	998
Other Assets:
Property and equipment, net	221	210
Goodwill	2,255	2,247
Intangible assets, primarily trade names, service marks and trademarks, net	1,698	1,708
Restricted cash	89	95
Notes receivable	40	37
Long-term marketable securities	19	19
Other assets	66	71
Total Assets	$5,647	$5,386
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$123	$112
Accrued liabilities:
Payroll and related expenses	56	54
Self-insured claims and related expenses	127	111
Accrued interest payable	18	16
Other	92	60
Deferred revenue	666	629
Current portion of long-term debt	146	59
Total Current Liabilities	1,227	1,042
Long-Term Debt	2,654	2,772
Other Long-Term Liabilities:
Deferred taxes	745	719
Other long-term obligations, primarily self-insured claims	168	167
Total Other Long-Term Liabilities	913	886
Commitments and Contingencies
Shareholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 146,540,700 shares issued and 135,020,815 outstanding at September 30, 2017 and 144,339,338 shares issued and 135,030,283 outstanding at December 31, 2016)	2	2
Additional paid-in capital	2,317	2,274
Accumulated deficit	(1,201)	(1,405)
Accumulated other comprehensive income (loss)	1	(3)
Less common stock held in treasury, at cost (11,519,885 shares at September 30, 2017 and 9,309,055 shares at December 31, 2016)	(267)	(182)
Total Shareholders' Equity	852	686
Total Liabilities and Shareholders' Equity	$5,647	$5,386

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2017	2016
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$386	$296
Cash Flows from Operating Activities from Continuing Operations:
Net Income	204	124
Adjustments to reconcile net income to net cash provided from operating activities:
Income from discontinued operations, net of income taxes	(1)	—
Depreciation expense	56	43
Amortization expense	20	24
Amortization of debt issuance costs	4	3
401(k) Plan corrective contribution	(3)	1
Fumigation related matters	2	92
Payments on fumigation related matters	(2)	(90)
Insurance reserve adjustment	—	23
Impairment of software and other related costs	2	1
Gain on sale of Merry Maids branches	—	(2)
Loss on extinguishment of debt	6	—
Deferred income tax provision	27	12
Stock-based compensation expense	10	10
Gain on sale of marketable securities	—	(3)
Restructuring charges	24	13
Cash payments related to restructuring charges	(8)	(7)
Other	14	5
Change in working capital, net of acquisitions:
Receivables	(81)	(81)
Inventories and other current assets	(8)	(9)
Accounts payable	13	18
Deferred revenue	35	40
Accrued liabilities	17	(5)
Accrued interest payable	3	(6)
Current income taxes	3	6
Net Cash Provided from Operating Activities from Continuing Operations	340	215
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(50)	(45)
Government grant fundings for property additions	2	—
Sale of equipment and other assets	4	7
Business acquisitions, net of cash acquired	(12)	(86)
Purchases of available-for-sale securities	(9)	(6)
Sales and maturities of available-for-sale securities	23	48
Origination of notes receivable	(80)	(78)
Collections on notes receivable	76	73
Other investments	(1)	(3)
Net Cash Used for Investing Activities from Continuing Operations	(48)	(90)
Cash Flows from Financing Activities from Continuing Operations:
Payments of debt	(78)	(50)
Call premium paid on retirement of debt	(1)	—
Repurchase of common stock	(85)	(52)
Issuance of common stock	27	6
Net Cash Used for Financing Activities from Continuing Operations	(136)	(97)
Cash Flows from Discontinued Operations:
Cash provided from operating activities	1	—
Net Cash Provided from Discontinued Operations	1	—
Effect of Exchange Rate Changes on Cash	1	—
Cash Increase During the Period	159	28
Cash and Cash Equivalents and Restricted Cash at End of Period	$545	$325

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2017	2016	2017	2016
Net Income	$80	$70	$204	$124
Amortization expense	7	8	20	24
401(k) Plan corrective contribution	(4)	—	(3)	1
Fumigation related matters	—	1	2	92
Insurance reserve adjustment	—	—	—	23
Restructuring charges	21	8	24	13
Gain on sale of Merry Maids branches	—	—	—	(2)
Impairment of software and other related costs	—	—	2	1
Income from discontinued operations, net of income taxes	—	—	(1)	—
Loss on extinguishment of debt	3	—	6	—
Tax impact of adjustments	(9)	(7)	(18)	(56)
Adjusted Net Income	$99	$81	$238	$221
Weighted-average diluted common shares outstanding	135.2	137.1	135.4	137.5
Adjusted earnings per share	$0.73	$0.59	$1.75	$1.61

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2017	2016	2017	2016
Net Cash Provided from Operating Activities from Continuing Operations	$81	$(29)	$340	$215
Property additions, net of Government grant fundings for property additions	(14)	(14)	(48)	(45)
Free Cash Flow	$67	$(43)	$293	$170

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2017	2016	2017	2016
Net income	$80	$70	$204	$124
Depreciation and amortization expense	26	24	77	68
401(k) Plan corrective contribution	(4)	—	(3)	1
Fumigation related matters	—	1	2	92
Insurance reserve adjustment	—	—	—	23
Non-cash stock-based compensation expense	1	3	10	10
Restructuring charges	21	8	24	13
Gain on sale of Merry Maids branches	—	—	—	(2)
Non-cash impairment of software and other related costs	—	—	2	1
Income from discontinued operations, net of income taxes	—	—	(1)	—
Provision for income taxes	34	46	109	76
Loss on extinguishment of debt	3	—	6	—
Interest expense	38	39	113	115
Other non-operating expenses	—	—	—	—
Adjusted EBITDA	$200	$192	$543	$523

Terminix	$82	$92	$269	$299
American Home Shield	96	79	209	170
Franchise Services Group	22	21	65	58
Corporate	—	—	—	(3)
Adjusted EBITDA	$200	$192	$543	$523

Terminix Segment

 Revenue by service line is as follows:

	Three Months Ended
	September 30,

(In millions)	2017	2016	Growth		Acquired		Organic
Pest Control (1)	$228	$234	$(6)	(3)%	$1	1%	$(7)	(3)%
Termite and Other Services (2)	144	140	4	3%	—	—%	3	2%
Other	23	22	1	3%	—	—%	1	3%
Total revenue	$395	$396	$(1)	—%	$2	—%	$(3)	(1)%

(1)

For the three months ended September 30, 2017, organic pest control revenue decreased 3 percent compared to prior year, which was significantly impacted by a  $5 million organic revenue decline associated with Alterra. Excluding Alterra, organic pest control revenue decreased $3 million, or one percent.

(2)	Termite renewal revenue comprised 50 percent and 51 percent of total revenue from Termite and Other Services for the third quarter of 2017 and 2016, respectively.

American Home Shield Segment

The table below presents selected operating metrics related to renewable customer counts and customer retention.

	As of September 30,
	2017(1)	2016(1)
Growth in Home Warranties	10%	10%
Customer Retention Rate	75%	76%

(1)

As of September 30, 2017 and 2016, excluding the impact of acquisitions, the growth in home warranties was  6 percent and 7 percent, respectively, and the customer retention rate for our American Home Shield segment was 76 percent and 75 percent, respectively.

Franchise Services Group Segment

Revenue by service line is as follows:

	Three Months Ended		% of
	September 30,		Revenue
(In millions)	2017	2016	2017
Royalty Fees	$32	$32	58%
Company-Owned Merry Maids Branches	—	1	—
Janitorial National Accounts	15	12	26
Sales of Products	5	4	9
Other	4	3	7
Total revenue	$55	$51	100%